CODE OF ETHICS
and
INSIDER TRADING POLICY
August 2010

Overview
This Code of Ethics and Insider Trading Policy (collectively, the “Code”) establishes the ethical standards that apply to officers, members and employees (“Affiliated Persons”) of Echo Point. Our industry is highly regulated. Federal law and rules established by the Securities and Exchange Commission (the “SEC”) and other regulators require many of the provisions of this Code, but those requirements are only part of your responsibilities under the Code.
Our goal is to set a high standard for ethical behavior. We insist that our Affiliated Persons avoid even the appearance of impropriety, honor their fiduciary obligations, and comply with regulatory standards. This Code is designed to be a roadmap to achieving that standard. It addresses five main areas:
•	Avoiding conflicts of interest;

•	Restrictions on the use of material nonpublic information, including “insider trading”;

•	Confidentiality of information obtained while you are affiliated with Echo Point;

•	Public disclosure of information about Echo Point and its clients; and

•	The buying and selling of securities by Echo Point Affiliated Persons.
The first of these areas deals with broad potential and actual conflicts of interest, including specific “dos and don’ts” designed to avoid both. The remaining four focus on the legal and regulatory obligations of Echo Point and its personnel in the areas of inside information and trading on or disclosing that information, which are potential conflict of interest areas that are highly regulated.
Ask First
Echo Point and its Affiliated Persons are required to comply with relevant federal securities laws. If you have questions regarding the relevant federal securities laws, this Code or any particular transaction under the Code, call the Chief Compliance Officer (or his/her designate referred to as the “Chief Compliance Officer” throughout this Code) of Echo Point before you act.

Avoiding Conflicts of Interest
This Code addresses conflicts of interest and potential conflicts of interest. A conflict or potential conflict of interest is a situation where your interests may not coincide with those of our clients. In our business, many opportunities for conflicts to arise, and regulators have prohibited or sharply regulated many areas in an effort to minimize actual and potential conflicts. A conflict of interest, in turn, can lead to a breach of the fiduciary duty owed to our clients.
Action by Echo Point
If you violate this Code, you or Echo Point may be subject to regulatory sanctions, and Echo Point may impose additional sanctions. As a condition of your employment, you must comply with all of the provisions of the Code. If you violate any provision, Echo Point will take appropriate action, taking into consideration all the relevant circumstances. Possible actions include letters of sanction, disgorgement of trading profits, suspension or termination of employment or removal from office.
Although we keep confidential all reports of violations, management of Echo Point and/or our parent company may review them in order to verify compliance with the Code. We may ask you to provide additional information to clarify the nature of particular transactions.
Specific “Dos and Don’ts”
As fiduciaries, we must put the interests of our clients first. In addition, Echo Point and its affiliates and the ultimate owners of these companies, the shareholders of Old Mutual plc, also require our loyalty. You may not act in a manner that is contrary, or appears to be contrary, to the best interests of our clients, Echo Point and Old Mutual plc. Specifically:
•	Outside Employment. We expect that you consider your employment by Echo Point to be your primary employment. Any outside activity must not interfere with your ability to properly perform your responsibilities. If you contemplate taking on a second job or volunteer position, you must notify your supervisor immediately. The supervisor will ensure that the position will not interfere with your job performance at Echo Point, or create a conflict or potential conflict of interest. Your supervisor and the Chief Compliance Officer must approve any second employment opportunities in writing before you accept it.

•	Service as an Officer, Director or Trustee. You may not serve as a member of the board of directors or trustees, or as an officer, of any publicly-held company without the prior written approval of the Chief Compliance Officer, who must determine that such service would not be inconsistent with the interests of the clients of Echo Point. We strongly discourage service on the board of public companies because of the potential for real or apparent conflicts of interests.

•	Gifts. The regulatory concern is that the receipt or giving of gifts, or excessive entertainment or favors could interfere with fiduciary judgment. You may not accept excessive gifts, entertainment or favors from current or prospective customers or suppliers of Echo Point and its affiliates. Cash gifts and checks or gift certificates convertible into cash are always inappropriate and must never be accepted. You may accept other gifts up to $100 in retail value provided they do not create a conflict of interest or even the appearance of any conflict of interest. Moreover, the combined value of gifts received from the same individual during a calendar year cannot exceed $100. You must report all gifts received, regardless of value and with the exception of corporate promotional items (e.g. pen, shirt), to your supervisor and the Compliance Department, which will review them. We reserve the right to require you to return any gift we determine is appropriate under the circumstances.

Gifts do not include occasional participation in business meals or entertainment. You must, however, decline invitations for excessive or extravagant entertainment. If you accept any excessive entertainment inadvertently, it must be reported in writing in accordance with these guidelines.

Similarly, in situations where you present a gift, entertainment, or other accommodation to a current or prospective customer or supplier, you must use careful judgment. Any such gift, entertainment or accommodation selected must be appropriate and not excessive. The Chief Compliance Officer must approve in advance the purchase of a gift with a retail value over $100 or if the presentation of a gift combined with other gifts given to the same client during the calendar year would exceed $100. Reports should include name of donor; title or position; department; name of recipient, description of gift; date presented; and actual value.

•	Political and Charitable Contributions. Access Persons and Related Persons are prohibited from making political contributions in the name of the firm or personally for the purpose of obtaining or retaining advisory contracts with government entities or for any other business purpose. Personal political contributions are restricted to political campaigns for which the contributor may participate in the election. You also may not consider any of the firm’s current or anticipated business relationships as a factor in soliciting or making political or charitable donations. You must report all political contributions to the Compliance Department, which will review the proposed contribution to assure that it is in compliance with Echo Point’s policy, applicable regulations and client restrictions.

Access Persons may not make charitable contributions in the name of the firm or personally for the purpose of obtaining or retaining advisory contracts or for any other business purpose. An exception to this policy is that charitable contributions made with the approval of the Chief Compliance Officer and as part of the firm’s formal charitable efforts may be made in the name of the firm payable directly to the tax exempt charitable organization.

•	Regulatory Filings. You may never intentionally make, or intentionally cause to be made, a false statement in a filing made by Echo Point with a regulatory agency. Similarly, you may never intentionally make a false statement to a federal agency (such as the SEC). Both such actions are felonies under federal law.

•	Fraudulent and Misleading Actions. Federal law prohibits you from directly or indirectly using any “act, device, scheme, artifice, practice or course of conduct to defraud, mislead or manipulate any client in connection with the purchase or sale of a security.” This prohibition restricts you from making any statement or circulating and disseminating any information concerning any security which you know or has reasonable grounds for believing is false or misleading or would improperly influence the market price of such security. Federal law also prohibits you from making any untrue statement of material fact to any client, or from omitting to state a material fact necessary in order to make the statement made to any client not misleading under the circumstances.

•	Vendors. You must disclose any personal investment, interest in or relationship to a vendor or supplier with whom Echo Point does business. You may not negotiate or make decisions regarding Echo Point’s business with those companies unless you first disclose such interest to the Chief Compliance Officer and have obtained prior approval from the Chief Compliance Officer to be involved in such negotiations or decision-making.

•	Investment Advice. Do not recommend any transaction in a security for any client other than in the ordinary course of business of administering, advising or managing a client account. Prior to making a recommendation in the ordinary course of advising a client account, Access Persons must disclose any Beneficial Ownership or other potential for conflict in the security recommended.
Hotline
If you have concerns about conflicts or potential conflicts of interest, please raise them with your supervisor or with the Compliance Department. Echo Point cannot address such issues or concerns unless it knows about them. It is in the best interest of all of us to identify and resolve such issues promptly. No retaliation will occur for good faith reporting of relevant concerns If you believe that a violation of the Code has occurred or is about to occur, you are required by law to report it.

Complaints or concerns about compliance, potential fraud, conflicts of interest that would impact our business or similar matters should be addressed to the Chief Compliance Officer. Echo Point recognizes that some people may feel uncomfortable raising issues about conflicts of interest or other matters in person, especially if they question the propriety of something that is occurring. Although you are encouraged to raise these points openly with your supervisors, there are alternative ways to raise these issues.
Our parent company, Old Mutual (US) Holdings (“OMUSH”), has arranged for a toll-free hotline. Employees can call the hotline (800-249-8145) and report issues or raise concerns on an anonymous basis. Matters reported on this line are forwarded to the Chief Compliance Officer of Echo Point, who has been designated as an ombudsman to resolve such concerns, as well as to the General Counsel of OMUSH.
Insider Trading
Scope
The provisions of the Insider Trading Policy apply to all Associated Persons of Echo Point and their “Related Persons.”
Insider Trading — Definitions
It is illegal to buy or sell a company’s securities if you possess Material Nonpublic Information (defined below) about the issuer or its securities. This conduct is known as “insider trading.” Passing on Material Nonpublic Information to someone else who may buy or sell securities to which the information relates is also illegal. This conduct is known as “tipping.”
For purposes of the Insider Trading Policy, “securities” includes puts, calls, short positions and other derivative instruments that derive their value from the market value of traditional securities.
     “Material” Information
Information is “material” if it could be important to decisions to buy, sell or hold an issuer’s securities. Any information that could reasonably be expected to affect the price of company securities is “material.” Material information can be positive or negative, and can relate to historical facts, projections, or future events.
During the ordinary course of business, Echo Point Affiliated Persons can learn material information about many companies and securities, particularly portfolio securities held in client portfolios. Material information can pertain to a company as a whole, or to divisions or subsidiaries of a company. During the ordinary course of business, Echo Point has detailed access to material information regarding portfolio activity of client accounts. Trading activity or the day-to-day portfolio content of client accounts is material information. Therefore, insider trading principles and restrictions apply to your holdings in any mutual funds or other pooled investment vehicles managed by Echo Point. Old Mutual plc is a public company and insider trading restrictions apply to trades in our parent company, as well.
Other information not specifically related to client accounts may also be material. Ordinarily, Echo Point Associated Persons do not have regular access to such information. However, for general reference purposes, information dealing with these subjects is usually material:
Financial Related Subjects:
•	Financial results

•	Information regarding dividends and distributions

•	Changes in earnings forecasts

•	Unusual significant gains, losses or charges

•	Significant write-downs in assets

•	Significant changes in revenues

•	Significant liquidity issues

•	Changes in dividends

•	Stock splits

•	Stock repurchases

•	Changes in debt ratings

•	Significant new equity or debt offerings
Corporate Developments:
•	Proposals, plans or agreements, even if preliminary in nature, involving significant mergers, acquisitions, divestitures, recapitalizations, or strategic alliances

•	Major changes in directors or executive officers
Product Related Subjects:
•	Important new product offerings

•	Significant developments related to a company’s product offerings

•	Significant developments related to a company’s distribution relationships

•	Significant developments related to intellectual property

•	Mutual fund portfolio holdings
Other Subjects:
•	Developments regarding significant litigation

•	Developments regarding government agency actions

•	Execution or termination of significant contracts
Mutual Fund Specific Developments:
•	Pending changes of advisers or sub-advisers

•	Unusual or unexpected dividends

•	Changes of portfolio managers

•	Settlements of class action litigation or similar matters that could impact NAV
This list is not all-encompassing. Many other types of information may be considered material. And there are many ways that you can inadvertently obtain such information. For example, a vendor talking to you about his or her company may give you inside information about that company, or you may have a casual conversation at a restaurant with someone who offers you a “hot tip” about the company he or she works for. When in doubt about whether particular information is material, consult with the Chief Compliance Officer.
     “Nonpublic” Information
Information is “nonpublic” if it is not available to the general public. In order for information to be considered “available to the general public,” it must have been widely disseminated in a manner designed to reach investors. This is generally done by the company issuing a press release, making a publicly-available filing with the SEC or posting on a publicly-available, non-password protected website. The circulation of rumors, even if accurate and reported in the media, does not constitute effective public dissemination.
Even after public disclosure of material information regarding a company, an insider with knowledge of the information must wait a period of at least two full trading days after the publication for the information to be absorbed before that person can treat the information as public.
For purposes of the Code, a full trading day means from the opening of trading on the New York Stock Exchange to the closing of trading on the NYSE that day. Accordingly, if an announcement is made before the commencement of trading on a Tuesday, an employee in possession of such information may trade in that issuer’s securities starting on Thursday of that week (subject to any applicable blackout period and assuming the employee is not aware of other Material Nonpublic Information about the issuer at that time), because two full trading days would have elapsed by then (all of Tuesday and Wednesday).
     “Material Nonpublic Information” is “Inside Information”
Material Nonpublic Information, commonly referred to as “inside information” is information that is not known to the general public, that, if known, could reasonably be expected to affect the price of an issuer’s securities, or be considered important in deciding whether to buy, sell or hold a security.
     “Tipping”
Tipping is the disclosure of Material Nonpublic Information to another person, enabling the second person to trade on that information. Tipping can result in liability for both the tipper and tippee.
Consequences of Failure to Comply
Compliance with the provisions of the Code relating to Personal Securities Transactions does not excuse non-compliance with the insider trading prohibitions. If you have material non-public information, you are NEVER permitted to trade on it, even if the trade would otherwise be permissible under the Personal Securities Transactions provisions of the Code.
     External Penalties
Legal penalties for trading on or tipping Material Nonpublic Information are severe. They include criminal fines, civil fines of several times the profits gained or losses avoided, imprisonment and private party damages. The penalties also may apply to anyone who directly or indirectly controlled the person who committed the violation, including the employer and its management and supervisory personnel. Significant penalties have been imposed even when the disclosing person did not profit from the trading.
Confidential Information
     General Prohibitions
Material Nonpublic Information is only one type of confidential information. Our clients, shareholders, affiliates, and suppliers entrust Echo Point with important information relating to their personal and business matters. The nature of this relationship requires strict confidentiality and trust. All employees must maintain strict confidentiality from the time that they are hired with an obligation to maintain strict confidentiality, even after you leave Echo Point
Even casual remarks can be misinterpreted and repeated; therefore, employees should develop the personal discipline necessary to maintain confidentiality. A violation of confidentiality can seriously injure Echo Point’s reputation and effectiveness. Therefore, personnel are not to discuss confidential Echo Point business with anyone who does not work for Echo Point or its parent company. If you become aware of anyone breaking this trust, you should report it to your supervisor immediately.
If someone outside Echo Point or its parent company questions regarding confidential matters, you are not required to answer. You should refer the request to your department supervisor.
No one is permitted to remove or make copies of any Echo Point records, reports or documents without prior approval from your supervisor.
     Public Disclosure of Information about Echo Point
If any Associated Person, agent, or consultant of Echo Point receives any inquiry from the outside, such as from the media, a stock analyst or investors, for information that may be nonpublic information, the inquiry must be referred to Echo Point’s Chief Compliance Officer. In communicating with analysts and the general public, Echo Point will observe the following practices:
•	Unscheduled communications to analysts or the general public regarding Echo Point or its parent company should be made only by designated senior management or by Echo Point’s outside public relations firm.

•	Echo Point will not issue projections of, or comment on, future investment performance of itself or any of its strategies.

•	Information regarding securities held in client portfolios may be released only if the provisions of the Holdings Disclosure Policy are followed.

•	Disclosure of information about clients is subject to the provisions of our Privacy Policy. Generally, that policy prohibits any such disclosure except in very narrowly defined circumstances.
     Confidential Nonpublic Information About Echo Point and Its Affiliates
Nonpublic information relating to Echo Point and its affiliates is the property of Echo Point or those affiliated entities, and the unauthorized disclosure of such information is not permitted.

Personal Securities Trading
Persons employed in the financial services industry are subject to regulatory restrictions on the purchase and sale of securities for their own accounts. In addition, as part of its obligations under the securities laws, Echo Point is required to maintain information about the personal securities trading activity of its personnel. These restrictions and reporting requirements are imposed by the SEC and other regulators on the assumption that industry employees have a greater opportunity for access to Material Nonpublic Information than do employees in other types of businesses, and, therefore, a greater potential to misuse that information.
The insider trading provisions in this Code and the following limitations on your personal securities trading are designed to prevent violations of the securities laws, as well as to avoid the appearance of impropriety by Echo Point personnel. All of your personal securities trading must be consistent with the provisions of this Code.
Persons Covered
This Code does not cover personnel employed by Old Mutual affiliated companies, who are subject to the provisions of their own firms’ respective Codes of Ethics. It does cover all Echo Point Affiliated Persons. For purposes of this Code, categories of Echo Point personnel are defined below:
•	Access Persons are Echo Point personnel which include portfolio managers, traders, and analysts advising portfolio managers, deemed by the Chief Compliance Officer to regularly have, or the ability to easily obtain, non-public information regarding client portfolios and transactions. They have the most restrictions surrounding their activities. A list of Access Persons, which may be modified from time to time, is attached to this Code as Exhibit A.

•	Non-Resident Directors are those persons who sit on the Boards of Members of Echo Point but are not employees of Echo Point, do not maintain physical offices at Echo Point and have no regular access to, or need for, portfolio information. By virtue of their office, Non-Resident Directors are deemed by regulation to be Access Persons. Non-Resident Directors that are subject to the requirements of a Code of Ethics of an Echo Point affiliate are exempt from the Access Person requirements of this Code provided that they comply with the requirements of the affiliate company’s Code of Ethics. Non-Resident Directors not subject to an affiliate Code of Ethics are subject to the Code as Access Persons, unless stated otherwise.

•	Related Persons generally include persons or accounts with a personal or financial relationship with Echo Point Affiliated Persons. For most people, “Related Persons” include spouses and children. The term also includes:
•	Accounts in your name, in whole or part, including any joint account, family account and self-directed account, that hold securities;

•	Accounts in the name of your spouse and minor children living in your household;

•	Accounts of any other member of your household for which you exercise control or substantial influence;

•	Accounts of any other relatives (of you or your spouse or domestic partner) for which you exercise control or substantial influence;

•	Trust accounts and similar arrangements for which you act as trustee or otherwise exercise substantial influence, such as UGMA/UTMA accounts for your children;

•	Trust accounts and similar arrangements which benefit you directly or indirectly (but excluding accounts for which you do not substantially influence investment policy or other decisions, directly or indirectly);

•	Corporate accounts controlled, directly or indirectly, by you, such as corporate pension, benefit or investment accounts; and

•	Accounts in the name of unrelated third parties, such as a civic or religious organization or investment clubs, if you make investment decisions for those accounts.
Under the federal securities laws, relationships or accounts that fall into these categories are “Related Persons” and are subject to the same restrictions on trading as Echo Point Affiliated Persons. You are responsible for insuring that your Related Persons comply with the provisions of the Code.
Frequently Asked Questions about Personal Securities Trading
     Does the Code Apply to All Securities Transactions?
The definition of “Security” is contained in Section 2(a) (36) of the Investment Company Act of 1940, but it includes traditional stocks, bonds, fixed income instruments, exchange traded funds (ETFs) and mutual funds (which have somewhat different rules surrounding trading) as well as related securities, such as options, warrants, synthetic securities, or any other instrument whose value directly fluctuates as a result of a change in value of another security. It also includes holdings in Affiliated Funds. Note that trading in put and call options, or short sales of securities, may raise issues. If the purchases or sale requires pre-clearance under the Code, it is highly likely that the closing of such positions also will require pre-clearance. In some circumstances, closing such a position may not be approved, and you could sustain losses. For purposes of the Code, the term “Security” does not include direct obligations of the U. S. government (U.S. treasury bills, notes and bonds), money market instruments (including bank certificates of deposit, bankers’ acceptances, commercial paper and high-quality short-term debt instruments (including repurchase agreements), shares of money market funds, shares of open-end mutual funds other than Affiliated Funds, shares of unit investment trusts that are invested exclusively in one or more open-end funds, none of which are Affiliated Funds and non-affiliated 529 plans. “Affiliated Funds” is defined as mutual funds that are managed or distributed by Echo Point or an affiliate of Echo Point. “Managed Funds” is defined in the Code as Affiliated Funds that are advised by Echo Point.
Securities managed by a third-party in a non-discretionary advisory account are subject to the Code reporting requirements and are excluded from certain other provisions of the Code. The Chief Compliance Officer will review and approve third-party arrangements in which the Access Person confirms and the third party acknowledges that the Access Person will not participate in investment decisions for the account.
     Are there certain restrictions that apply to every security?
You may never buy or sell any security if you are aware of Material Nonpublic Information. This prohibition applies to transactions that you may authorize or advise for any personal securities account that you or a “Related Person” own, in whole or part, or over which you have control or substantial influence. You may not buy or sell any security if that transaction could cause a conflict of interest or an appearance of a conflict of interest in relation to your position with Echo Point.
     Do transactions need to be pre-cleared?
Access Persons must generally pre-clear all transactions in Securities. Exceptions to this general policy are included in the Pre-Clearance of Transactions section below.
     Are there any short term trading restrictions?
An investment in Securities must be held at least 60 days before you can sell at a profit. Any investment in a Managed Fund must be held for at least 90 days before you can sell it at a profit. Any investment in an Affiliated Fund that is not a Managed Fund must be held for at least 60 days before you can sell it at a profit. Exceptions must receive prior approval from the Compliance Department and will be limited to hardship or other unusual circumstances.
Initial and Annual Disclosure of Personal Securities Holdings
Each Access Person must disclose and certify to the Compliance Department on an Initial Holdings Report securities holdings in which he or she or a Related Person has a beneficial interest no later than 10 business days after commencement of employment or affiliation with Echo Point. Information provided must be as of a date no earlier than 45 days before the date of employment of the new employee and must be entered by the employee into the Protegent/Personal Trading Assistant (“PTA”) or as directed by the Compliance Department. Holdings information must be updated annually thereafter as of December 31 of each year.

Annual certification reports must be delivered to the Compliance Department, completed as directed by Echo Point, no later than January 30 of the following year. The initial holdings and annual holdings reports must contain the following information:
•	the title, type and number of shares, principal amount, interest rate and maturity date (if applicable), and ticker symbol or CUSIP number of each security held beneficially;

•	the name of any broker, dealer, bank or custodian with or through which a personal account is maintained in which the Affiliated Person or its Related Person has a beneficial interest, along with the corresponding account number. A personal account means any account maintained at a broker-dealer or bank in which an Access Person has Beneficial Ownership and any account in which Beneficial Ownership of Securities may be maintained. Beneficial ownership is interpreted in the same manner as it is in determining whether a person has beneficial ownership of a security for purposes of Section 16 of the Securities Exchange Act of 1934.

•	For example, a Personal Account would include any brokerage account maintained by an Access Person, spouse or household member at Merrill Lynch, TD Ameritrade or at any other discount or full-service broker; and

•	the date the report is submitted.
Reporting of Personal Securities Transactions
Each Access Person shall:
•	as noted above, identify to Echo Point any brokerage or other account, including accounts of Related Persons; and

•	authorize Echo Point to instruct the broker or custodian to deliver to the Compliance Department duplicate confirmations of all transactions and duplicate monthly statements. You are responsible for ensuring initially that the Compliance Department receives these confirmations and statements and for following up subsequently if the Compliance Department notifies you that they are not being received. The Compliance Department may require you to close an account if your broker fails to provide periodic confirmations or account statements on a timely basis.
Each Access Person and their Related Persons must report all personal securities transactions in which he or she has a beneficial interest, including transactions in shares of all Affiliated Funds, during a quarter to the Compliance Department no later than thirty days after the end of the calendar quarter. Quarterly transaction reports must include the following information for each individual transaction:
•	the date of the transaction;

•	the title, type and number of shares, principal amount, interest rate and maturity date (if applicable), and ticker symbol or CUSIP number of each security held beneficially;

•	the nature of the transaction (i.e., purchase, sale, exchange, gift, or other type of acquisition or disposition);

•	the price at which the transaction was effected;

•	the name of the broker, dealer or bank with or through which the transaction was effected;

•	the account number; and

•	the date the report is submitted.
In addition, for each account established during the quarter in which securities are held for the benefit of an Access Person, the quarterly report must include:
•	the name of the broker, dealer, custodian or bank with whom the account was established;

•	the date the account was established;

•	the account number; and

•	the date the report is submitted.
Certification of Compliance
Each Access Person and Non-Resident Director is required to certify at the time of joining Echo Point and subsequently on an annual basis:
•	he or she has read and understands the Code,

•	recognizes that he or she is subject to the Code, and

•	he or she has disclosed or reported all personal securities transactions required to be disclosed or reported under the Code.
The Chief Compliance Officer shall initially and annually distribute a copy of the Code, require certification by all covered persons and be responsible for ensuring that all personnel comply with the certification requirement.
In the event that the Code is amended, the Chief Compliance Officer will distribute a copy of the amended Code or the Code amendments and require certification of receipt from all Access Persons and Non-Resident Directors.

Pre-Clearance of Transactions
No Access Person may purchase or sell a Security unless the transaction has been approved in advance by the Compliance Department as outlined below and executed in accordance with the pre-clearance procedures contained in this Code. Each approval must be completed using PTA, and, unless otherwise indicated, shall be effective for two trading days after approval is granted. The Chief Compliance Officer may approve transactions which appear upon reasonable inquiry and investigation to present no reasonable likelihood of harm to any client.
     Exceptions and Exemptions to the Pre-Clearance Requirement
The provisions of this Code are intended to limit the personal investment activities of persons subject to the Code only to the extent necessary to accomplish the purposes of the Code. Therefore, the pre-clearance and reporting provisions of the Code shall not apply to the following transactions. All transactions in limited offerings and initial public offerings must be pre-cleared and are not covered in the below exceptions and exemptions.
•	Purchases or sales effected in any account over which the persons subject to this Code have no direct or indirect influence or control, including non-discretionary accounts.

•	Due to the small likelihood of abuse or conflicts of interest with client interests, purchases and sales of the following Securities are exempt from the pre-clearance requirements of the Code:
•	Municipal bonds

•	Affiliated Funds, excluding Managed Funds
•	Sales made pursuant to odd lot tender offers where acceptance of the tender is discretionary on the part of the issuer. Purchases made as part of an odd lot tender election are subject to the Code.

•	Purchases affected upon the exercise of rights issued by an issuer pro rata to all holders of a class of securities to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

•	Regularly scheduled and matching contributions to and withdrawals from a mutual fund or collective trust in a benefit plan.

•	Periodic purchases and reinvestments in and withdrawals from a dividend reinvestment plan when the transactions are not subject to the discretion of the buyer or seller (in other words, the transactions are periodic and automatic, and require no decision on the part of the buyer or seller);

•	Bona fide gifts of securities, unless you have reason to believe the recipient intends to sell the securities while possessing Material Nonpublic Information;

•	Acceptance or vesting and any related stock withholding (for so-called “cashless exercises”) of stock options, restricted stock, restricted stock units, phantom stock units or other grants issued under incentive compensation plans;

•	Acquisition or disposition of stock in a stock split, reverse stock split, stock dividend, or other transaction affecting all shareholders of the stock in a similar manner;

•	Annual rebalancing in an Old Mutual 401(k) plan; and

•	Changes in allocations to an existing Old Mutual 401(k) plan.

•	Transactions deemed by the Chief Compliance Officer to not require pre-clearance.
Hardships
Under unusual circumstances, such as a personal financial emergency, application for an exemption to make a transaction may be made to the Chief Compliance Officer, which application may be denied or granted. To request consideration of an exemption, submit a written request containing details of your circumstances, reasons for the exception and exception requested. A hardship exemption will not be granted after the fact.
The Chief Compliance Officer may, in unusual circumstances, approve exceptions from the Code applicable to an individual, based on the unique circumstances of such individual and based on a determination that the exceptions can be granted (i) consistent with the individual’s fiduciary obligations to Clients and (ii) pursuant to procedures that are reasonably designed to avoid a conflict of interest for the individual. Any such exceptions shall be subject to such additional procedures, reviews and reporting as determined appropriate by the Chief Compliance Officer in connection with granting such exception.
Additional Trading Restrictions
     No Investments in Initial Public Offerings
No Access Person shall acquire any security in an initial public offering of a security. New issues of municipal securities are not considered initial public offerings.
     No Transactions with Clients
No Access Person shall knowingly sell to or purchase from a client any security or other property except securities issued by that client.
     Private Placements
No Access Person may acquire any security in a private placement without the prior written approval of the Chief Compliance Officer. In deciding whether that approval should be granted, consideration will be given to whether the investment opportunity should be reserved for clients and whether the opportunity has been offered because of the person’s relationship with Echo Point or its clients.

     No Conflicting Transactions
No Access Person shall purchase or sell for his or her own personal account and benefit, or for the account and benefit of any Related Person, any security that the person knows or has reason to believe is being purchased or sold or considered for purchase or sale by a client, until the client’s transactions have been completed or consideration of such transactions has been abandoned. The purchase and sale of shares of any Managed Fund is not a conflicting transaction for the purpose of this section.
     Short-Term Trading
No Access Person may profit from the purchase and sale, or sale and purchase, of the same (or equivalent) Securities, within 60 days if the same (or equivalent) securities have been held by a Client during such 60-day period, excluding transactions in accounts deemed to be non-discretionary. Any profit so realized will be required to be donated to a charitable organization selected by the Person who engaged in such short-term trading. Shares of Managed Funds must be held for at least 90 days before they may be sold at a profit. Shares of an Affiliated Fund that is not a Managed Fund must be held for at least 60 days before you can sell it at a profit.
     Black-Out Periods
No Access Person may execute a securities transaction on a day in which any client has a pending “buy” or “sell” order or has executed a transaction in the same (or a related) security without approval of the Chief Compliance Officer. The firm generally requires that profits realized on transactions made during a blackout period, unless otherwise approved by the Chief Compliance Officer, be disgorged.
     Compliance Department Review and Recordkeeping
The Compliance Department shall review all documents required to be submitted under this Code. An individual other than the Chief Compliance Officer will review the documents submitted by the Chief Compliance Officer. All materials required under the Code and the Investment Advisers Act of 1940, including pre-approvals, account statements and other Code materials shall be kept in the department’s files and maintained for at least five years after the end of the fiscal year in which it is made, the first two years in an easily accessible place.
     Reports to Mutual Fund Boards
The Chief Compliance Officer shall report to the Boards Managed Funds as required and requested.

     Penalties
Echo Point may impose a range of penalties for violations of the Personal Securities Trading provisions of the Code. Those penalties may range from a letter of reprimand to disgorgement of profits to suspension of trading privileges to termination of employment.

Code of Ethics — Exhibit A
Access Person Listing
List Maintained by Compliance

Name	Title

August 2010